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                                                                   EXHIBIT 99(l)



                             CENTURION FUNDS, INC.
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                              PURCHASE AGREEMENT
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          Centurion Funds, Inc. (the "Fund"), a corporation formed under the laws of the State of Maryland and Centurion Trust Company ("Centurion Trust"), a trust company organized under the laws of the State of Arizona, agree as follows:

          1.    Offer and Purchase.  The Fund offers Centurion Trust and
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Centurion Trust purchases 10,000 shares of the Fund's authorized shares of beneficial interest, $.001 par value per share (the "Shares") representing 9,997 Shares of the Centurion U.S. Equity Fund, 1 Share of the Centurion International Equity Fund, 1 Share of the Centurion U.S. Contra Fund and 1 Share of the Centurion International Contra Fund at a price of $10 per Share (the "Initial Shares"). Each of these four Portfolios is an existing series of the Fund. Centurion Trust acknowledges receipt of certificates representing the Initial Shares and the Fund acknowledges receipt from Centurion Trust of $100,000.00 in full payment for the Initial Shares.

          2.    Representation by Centurion Trust.  Centurion Trust represents
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and warrants to the Fund that the Initial Shares are being acquired for investment purposes and not with a view to resale or further distribution.

          3.    Redemption of Shares by Centurion Trust.  Centurion Trust agrees
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that if it redeems the Initial Shares the redemption proceeds will be reduced by the amount of unamortized organizational expenses, in the same proportion as the Initial Shares being redeemed bears to the Initial Shares outstanding at the time of redemption. The parties acknowledge that any Shares acquired by Centurion Trust other than the Initial Shares have not been acquired to fulfill the requirements of Section 14 of the Investment Company Act of 1940, as amended, and, if redeemed, their redemption proceeds will not be subject to reduction based on the unamortized organizational expenses of the Fund.

          4.    No Right of Assignment.  Centurion Trust's right under this
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Purchase Agreement to purchase the Initial Shares is not assignable.

          IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the 24th day of November, 1998.

                                    CENTURION FUNDS, INC.

                                    By:
                                       -----------------------------
                                       Name:
                                       Title:

                                    CENTURION TRUST COMPANY

                                    By:
                                       -----------------------------
                                       Name:
                                       Title: